Exhibit 99.2

                      [LETTERHEAD OF MILESTONE SCIENTIFIC]

                                                     FOR IMMEDIATE RELEASE
CONTACT
Stuart Wildhorn - Senior Vice President
Milestone Scientific Inc.
(973) 535-2717; (973) 535-2829 (Fax)
Web site: www.milesci.com

      MILESTONE SCIENTIFIC RECEIVES NOTICE OF ALLOWANCE FOR AUTOMATED RATE
                               CONTROL TECHNOLOGY

LIVINGSTON, NJ-- (BUSINESS WIRE)--July 22, 2003--Milestone Scientific Inc. (AMEX: MS - news) today announced that the United States Patent Office has granted a Notice of Allowance for broad patent protection on automated rate control technology. This technology is currently used in conjunction with the CompuDent(R) and CompuMed(R), the computer controlled local anesthetic delivery systems previously commercialized by Milestone Scientific. Automated rate control technology has application in a variety of infusion devices, including CompuFlo(TM), an enabling technology for computer controlled infusion, perfusion, suffusion and aspiration of fluids.

Invented by Dr. Mark N. Hochman, Director of R&D for Milestone Scientific this technology provides a feature previously unavailable to medical and dental practitioners; an automated, predictable controlled rate of emission. Once the automated system is engaged, the fluid is delivered at a precise rate, enabling the practitioner to focus on the patient, not the delivery device. This results in greater accuracy of drug delivery as well as overall improved ergonomic functionality.

"This innovative technology provides yet another advance in our core focus on subcutaneous injection technologies, commented Stuart Wildhorn, Milestone's Senior Vice President. I can envision incorporating this technology into other products for drug delivery, which will provide practitioners with flexibility unavailable in today's product. When our safety engineered sharps device is commercialized, we will be able to demonstrate a complete solution to drug delivery."

                        --------------------------------

Milestone Scientific is the developer, manufacturer and marketer of CompuMed(R) and CompuDent(R) computer controlled local anesthetic delivery systems. These systems comprise a microprocessor controlled drive unit as well as The Wand(R) handpiece, a single patient use product that is held in a pen like manner for injections. In 2001, Milestone Scientific received broad United States patent protection on "CompuFlo(TM)", an enabling technology for computer controlled, pressure sensitive infusion, perfusion, suffusion and aspiration, which provides real time displays of pressures, fluid densities and flow rates, that advances the delivery and removal of a wide array of fluids. In 2002, Milestone Scientific received United States patent protection on a safety engineered sharps technology, which allows for fully automated true single-handed activation with needle anti-deflection and force-reduction capability.